Exhibit 99.8

Avocent Reports Higher Sales and Net Income for First Quarter

    HUNTSVILLE, Ala.--(BUSINESS WIRE)--April 27, 2006--Avocent Corporation (NASDAQ:AVCT) today reported higher sales and net income for the first quarter ended March 31, 2006. Net sales for the first quarter increased 23.1% to $94.5 million, in line with the guidance released on April 10, 2006, compared with sales of $76.8 million in the first quarter of 2005.
    "Our significant jump in earnings was due to higher sales, growth in margins and improved expense controls compared with the first quarter of last year. At the end of the first quarter, we completed the acquisition of Cyclades which we expect to have a positive effect on our revenues in future quarters. The acquisition accelerated our penetration of the serial-management market, including the management of Linux servers, and we expect to add further value by integrating our respective product lines," noted Mr. Cooper.
    "First quarter sales increased across all major product lines and in all major markets compared with the first quarter of last year," stated John R. Cooper, chairman and chief executive officer of Avocent Corporation. "Digital products accounted for 53.6% of first quarter revenues and continue to be an important factor in our sales and earnings growth.

    First Quarter Results

    First quarter 2006 operational income, which is prior to intangible amortization, stock compensation expenses and acquired in-process R&D expenses, was $17.4 million, or $0.35 per diluted share, compared with $7.3 million, or $0.14 per diluted share, prior to intangible amortization and stock compensation expenses in the first quarter of 2005. (See "Use of Non-GAAP Financial Measures" discussion below.) Net adjustments to reconcile operational income to GAAP net income were $4.5 million in the first quarter of 2006, including $2.4 million in intangible amortization, $2.1 million in acquired in-process R&D expenses and $841,000 in stock option expenses. Net adjustments to reconcile to GAAP net income were $5.5 million in the first quarter of 2005, including $6.6 million in intangible amortization.
    GAAP net income for the first quarter of 2006 increased to $12.9 million, or $0.26 per diluted share. This compares with GAAP net income of $1.8 million, or $0.04 per diluted share, in the first quarter of 2005. Weighted average shares outstanding declined 2.6% over the prior year to 50.1 million in the first quarter of 2006 due to Avocent's repurchase of shares under its previously announced stock repurchase program.
    Branded sales increased 30.6% from the first quarter of 2005 and accounted for 50.7% of total first quarter 2006 sales. OEM sales increased 16.2% from the first quarter of 2005 and accounted for 49.3% of total first quarter 2006 sales. U.S. sales increased 31.2% to $52.4 million and international sales rose 14.3% to $42.1 million compared with the first quarter of 2005.
    Gross profit for the first quarter of 2006 increased 28.4% to $56.0 million with a gross margin of 59.2%. This compared with gross profit of $43.6 million and a gross margin of 56.7% in the first quarter of 2005. The increase in gross profit was due to higher sales and improved product mix, including increased sales of digital products and higher embedded product revenues.
    Research and development expenses declined 8.7% to $13.2 million, or 14.0% of sales, compared with $14.5 million, or 18.8% of sales, in the first quarter of 2005. "Since last year, we have focused our R&D expenses on expanding our digital product offerings and other growth potential product areas to boost the fastest-growing parts of our business. We also plan to continue investing in product enhancements and redesigns to improve our product benefits and improve manufacturing efficiencies," continued Mr. Cooper.
    Selling, general and administrative expenses increased 5.0% to $23.4 million compared with $22.3 million in the first quarter of 2005. The increase in SG&A expenses was due primarily to higher selling expenses related to the increase in sales and additional marketing expenditures for recently introduced products.
    Avocent's balance sheet and cash position remained strong as of March 31, 2006. The Company's cash flow from operations was approximately $17 million for the first quarter of 2006. At the end of the first quarter, Avocent's cash, cash equivalents and investments totaled approximately $284 million. Avocent funded the Cyclades acquisition with over $90 million in cash-on-hand and had no long-term debt as of March 31, 2006.

    First Quarter Division Results

    Revenues from the Management Systems division advanced to $84.4 million in the first quarter of 2006 from $69.8 million in the first quarter of 2005, while operating income from this division increased to $24.7 million in the first quarter of 2006 from $14.4 million in the first quarter of 2005, primarily as a result of the increase in revenues from the digital product line. Revenues for the Embedded Software and Solutions division grew to $6.1 million in the first quarter of 2006 from $3.8 million in the first quarter of 2005, while operating income increased to $1.5 million in the first quarter of 2006 from an operating loss of $565,000 in the first quarter of 2005, primarily as a result of the increased revenue contribution of the embedded KVM solutions as adoption of these platforms by our OEM customers increases. Revenues from the three emerging businesses totaled $3.0 million in the first quarter of 2006 compared with $3.2 million in the first quarter of 2005, while operating losses from these divisions increased to $3.7 million in the first quarter of 2006 from $3.3 million in the first quarter of 2005, primarily as these divisions continue to focus on research and development efforts for new products with high growth potential.

    Use of Non-GAAP Financial Measures

    Income prior to intangible amortization, stock compensation and in-process research and development expenses, or operational income as used in the attached financial statement schedules, is not a measure of financial performance under generally accepted accounting principles (GAAP) and should not be considered a substitute for or superior to GAAP. Avocent's management uses operational income as a financial measure to evaluate performance and allocate resources within the Company. Management believes this measure presents the Company's results on a more comparable operational basis by excluding non-cash amortization expenses, non-operational expenses associated with acquisitions, and non-cash stock-based compensation expense. Avocent believes that operational income is a measure of performance used by some investment banks, analysts, investors and others to make informed investment decisions. Other companies may calculate operational income in a different manner so this measure may not be comparable to similar measures presented by other companies. A reconciliation of Avocent's results using operational measures and GAAP is set forth in the condensed consolidated statements of operations included in this press release.

    Conference Call Information

    Avocent will provide an on-line, real-time webcast and rebroadcast of its first quarter results conference call to be held April 27, 2006. The live broadcast will be available on-line at www.avocent.com as well as www.investorcalendar.com beginning at 10:00 a.m. central time. The on-line replay will follow immediately and continue for 30 days.

    About Avocent Corporation

    Avocent Corporation is the leading supplier of connectivity solutions for enterprise data centers, branch offices, and small to medium size businesses worldwide. Branded and OEM products include remote and local access solutions for switching, serial console, power extension, intelligent platform management interface (IPMI), mobile and video display management solutions. Additional information is available at: www.avocent.com.

    Forward-Looking Statements

    This press release contains statements that are forward-looking statements as defined within the Private Securities Litigation Reform Act of 1995. These include statements regarding future revenue resulting from our acquisition of Cyclades, the development, introduction, features, and benefits of new products and technologies, the size and growth of the current and future markets for these products and technologies (including those for the Linux server market), engineering and design activities, and the integration and operation of Cyclades. These forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from the statements made, including the risks associated with general economic conditions, risks attributable to future product demand, sales, and expenses, risks associated with reliance on a limited number of customers, component suppliers, and single source components, risks associated with acquisitions, risks associated with product design efforts and the introduction of new products and technologies, and risks associated with obtaining and protecting intellectual property rights. Other factors that could cause operating and financial results to differ are described in Avocent's annual report on Form 10-K filed with the Securities and Exchange Commission on March 6, 2006. Other risks may be detailed from time to time in reports to be filed with the SEC. Avocent does not undertake any obligation to publicly update its forward-looking statements based on events or circumstances after the date hereof.



                         AVOCENT CORPORATION
           Condensed Consolidated Statements of Operations
           (Unaudited, in thousands, except per share data)


                                 For the Quarter Ended March 31, 2006


                                  Operational   Stock Compensation (a)
                                --------------- ----------------------

Net sales                       $       94,512
Cost of sales                           38,505  $                  50
                                 --------------  ---------------------
  Gross profit                          56,007                    (50)

Research and development
 expenses                               12,908                    301
Acquired in-process research
 and development expenses                    -                      -
Selling, general and
 administrative expenses                22,743                    490
Amortization of intangible
 assets                                                             -
                                ---------------  ---------------------
  Operating income                      20,356                   (841)

Other income (expense), net              3,016
                                 -------------- ----------------------
Income before provision for
 income taxes                           23,372                   (841)

Provision for income taxes               5,951                   (261)
                                 --------------  ---------------------
Net income                      $       17,421  $                (580)
                                 ==============  =====================

Earnings per share:
  Basic                         $         0.35
  Diluted                       $         0.35

Weighted average shares and
 common equivalents
 outstanding:
  Basic                                 49,095                      -
  Diluted                               50,109                      -




                                Adjustments (b)          GAAP
                               ---------------- ----------------------

Net sales                                       $              94,512
Cost of sales                                                  38,555
                                ---------------  ---------------------
  Gross profit                                                 55,957

Research and development
 expenses                                                      13,209
Acquired in-process research
 and development expenses       $        2,100                  2,100
Selling, general and
 administrative expenses                   151                 23,384
Amortization of intangible
 assets                                  2,351                  2,351
                                 --------------  ---------------------
  Operating income                      (4,602)                14,913

Other income (expense), net                  -                  3,016
                                 --------------  ---------------------
Income before provision for
 income taxes                           (4,602)                17,929

Provision for income taxes                (694)                 4,996
                                 --------------  ---------------------
Net income                      $       (3,908) $              12,933
                                 ==============  =====================

Earnings per share:
  Basic                                         $                0.26
  Diluted                                       $                0.26

Weighted average shares and
 common equivalents
 outstanding:
  Basic                                      -                 49,095
  Diluted                                    -                 50,109



                                 For the Quarter Ended April 1, 2005


                                  Operational   Stock Compensation (a)
                                --------------- ----------------------

Net sales                       $       76,805
Cost of sales                           33,223
                                --------------- ----------------------
  Gross profit                          43,582

Research and development
 expenses                               14,176  $                 291
Selling, general and
 administrative expenses                21,903                    219
Amortization of intangible
 assets                                      -
                                --------------- ----------------------
  Operating income                       7,503                   (510)

Other income (expense), net              1,955
                                --------------- ----------------------
Income before provision for
 income taxes                            9,458                   (510)

Provision for income taxes               2,137                   (204)
                                --------------- ----------------------
Net income                      $        7,321  $                (306)
                                =============== ======================

Earnings per share:
  Basic                         $         0.15
  Diluted                       $         0.14

Weighted average shares and
 common equivalents
 outstanding:
  Basic                                 50,208                      0
  Diluted                               51,510                    (58)


                                Adjustments (b)          GAAP
                               ---------------- ----------------------

Net sales                                       $              76,805
Cost of sales                                                  33,223
                                ---------------  ---------------------
  Gross profit                                                 43,582

Research and development
 expenses                                                      14,467
Selling, general and
 administrative expenses        $          158                 22,280
Amortization of intangible
 assets                                  6,622                  6,622
                                 --------------  ---------------------
  Operating income                      (6,780)                   213

Other income (expense), net                (15)                 1,940
                                 --------------  ---------------------
Income before provision for
 income taxes                           (6,795)                 2,153

Provision for income taxes              (1,614)                   319
                                 --------------  ---------------------
Net income                      $       (5,181) $               1,834
                                 ==============  =====================

Earnings per share:
  Basic                                         $                0.04
  Diluted                                       $                0.04

Weighted average shares and
 common equivalents
 outstanding:
  Basic                                      -                 50,208
  Diluted                                    -                 51,452


(a) Stock Compensation relates to expensing of stock options and amortization of deferred compensation (from the capitalization for the value of stock options assumed). Avocent adopted SFAS 123R effective January 1, 2006 and began recording expense related to outstanding unvested stock options on that date.

(b) Adjustments relate to acquired in-process research and development expense from the Cyclades acquisition and intangibles recorded as the result of acquisitions. The calculation of weighted average shares and common equivalents outstanding differs due to excluding the average unamortized deferred compensation expense in calculating the operational diluted shares outstanding in 2005.



                         AVOCENT CORPORATION
               Division Net Sales and Operating Income
           (Unaudited, in thousands, except per share data)


                         Embedded
                         Software    Other   Corporate
              Management    and    Business       &      Consolidated
               Systems   Solutions   Units   Unallocated    Total
              ---------- --------- --------- ----------- ------------

First quarter
 ended March
 31, 2006
-------------

Net sales      $ 84,365   $ 6,133  $  3,021    $    993     $ 94,512
Operating
 income
 (loss)          24,734     1,536    (3,714)     (2,200)      20,356

First quarter
 ended April
 1, 2005
-------------

Net sales      $ 69,840   $ 3,780  $  3,185    $      -     $ 76,805
Operating
 income
 (loss)          14,377      (565)   (3,331)     (2,978)       7,503



                         AVOCENT CORPORATION
                Condensed Consolidated Balance Sheets
                        (Dollars in thousands)


                                    March 31, 2006  December 31, 2005

                                      (Unaudited)      (Unaudited)
                                    --------------- ------------------

Cash, cash equivalents
  and short-term investments             $ 225,151      $     293,903
Accounts receivable, net                    71,445             68,712
Inventories, net                            30,289             21,178
Other current assets                        12,446             10,524
Deferred income tax                          5,504              4,054
                                          ---------      -------------
  Total current assets                     344,835            398,371

Investments                                 58,714             51,939
Property and equipment, net                 38,722             36,801
Goodwill                                    55,108            269,992
Intangible assets, net                     331,914             15,763
Other assets                                11,472                885
                                          ---------      -------------
Total assets                             $ 840,765      $     773,751
                                          =========      =============


Accounts payable and other accrued
 expenses                                $  44,160      $      23,569
Income tax payable                          10,934             11,270
Other current liabilities                   28,165             18,908
                                          ---------      -------------
  Total current liabilities                 83,259             53,747

Non-current liabilities                     32,386              4,682

Total stockholders' equity                 725,120            715,322

                                    --------------- ------------------
Total liabilities and stockholders'
 equity                                  $ 840,765      $     773,751
                                          =========      =============

    CONTACT: Avocent Corporation, Huntsville
             Edward H. Blankenship, 256-217-1301